Exhibit  10.5

THIRD AMENDMENT TO THE AMENDED

AND RESTATED GROUND LEASE AGREEMENT

This Third Amendment to the Amended and Restated Ground Lease Agreement (the “Third Amendment”) is made effective as of the 14th day of September, 2004, (the “Effective Date”) by and between Primm South Real Estate Company, a Nevada corporation (“Landlord”) and The Primadonna Company, a Nevada limited-liability company, successor in interest by merger to The Primadonna Corporation, a Nevada corporation (“Tenant”).

R E C I T A L S:

A.            Landlord and Tenant entered into an Amended and Restated Ground Lease Agreement effective as of July 1, 1993, and as thereafter amended by the First Amendment to the Amended and Restated Ground Lease Agreement and Consent and Waiver dated August 25, 1997, and the Second Amendment to the Amended and Restated Ground Lease Agreement dated July 1, 2002 (hereinafter referred to collectively as the “Lease”). All capitalized terms not otherwise defined in this Third Amendment shall have the meanings set forth in the Lease.

B.            Landlord and Tenant are parties to that certain Settlement Agreement dated September 14, 2004, between Landlord, Primm 120 Limited Partnership, a Nevada limited partnership and Tenant (“Settlement Agreement”) pursuant to which Tenant conveyed to Landlord all of Tenant’s right, title, and interest to certain water rights (defined in Subsection 13.2(a) below as the “Water Rights”), which include all of the water rights currently utilized by Tenant for its Nevada operations.

C.            Pursuant to the Settlement Agreement, Landlord has agreed to lease to Tenant all of Landlord’s right, title, and interest, in a portion of the Water Rights.

D.            The Parties desire to amend the Lease as it pertains to certain rights in Tenant’s water and wastewater facilities during and upon termination of the Lease, and to provide that Tenant will furnish certain water and services for the disposal of sewage to Landlord as an accommodation subject to the limitations herein.

A G R E E M E N T:

NOW THEREFORE, based upon the foregoing Recitals, the mutual promises contained herein, and other valuable consideration, the sufficiency and receipt of which is acknowledged by the Parties, Landlord and Tenant agree as follows:

1.             Addition of New Section 0.  The Lease is hereby amended by adding a new Section 0 which shall precede Section 1 of the Lease as follows:

Section 0.  Additional Defined Terms.  As used in this Lease, references to “Recitals,” “Sections” “Subsections” and “Exhibits” are references to corresponding portions of this Lease.  Listed below are definitions for certain terms that are used in this Lease with particular meanings.  Unless otherwise noted, a defined term shall include, where appropriate to the context, the noun (singular and plural), verb and adjective forms of the term.

Accommodatee(s).  As defined in Subsection 13.25.

Account.  As defined in Subsection 13.7(b).

Administrative Requirements.  As defined in Subsection 13.4(h).

Adjustment Date.  As defined in Section 13.10(a)(iv).

Affiliate.  An Affiliate of any Person means any other Person which is directly or indirectly controlled by or is under common control with that Person and which owns or leases or otherwise legally possesses or which will own or lease or otherwise legally possesses any of the Benefited Property. The terms “controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, management agreements, acting as a general partner, manager or fiduciary, by contract or otherwise.  For purposes of this Lease, the Parties acknowledge and agree that Landlord, Primm 650 Limited Partnership, Primm 120 Limited Partnership, Ernie Corporation and Dry Lake, Inc. are Affiliates of each other.  Likewise, for purposes of this Lease, the Parties acknowledge and agree that Tenant, PRMA, LLC and PRMA Land Development Company are Affiliates of each other.

Assessed Water Facilities.  As defined in Subsection 13.10(a)(i).

Benefited Property.  Landlord’s Property and Tenant’s Fee Lands to which the Water Rights are or become appurtenant.

Cost Period.  As defined in Subsection 13.10(a)(iv).

Currently Unallocated Water.  As defined in Subsection 13.4(f).

Depreciated Replacement Cost.  As defined in Subsection 13.10(a)(i).

Development Increment.  An existing development or improvement on Benefited Property, or a development or improvement on Benefited Property for which all necessary governmental approvals have been obtained and construction has been commenced.

Dry Lake Water Agreement As defined in Subsection 1.2.

Effective Date.  The date first set forth above on which this Third Amendment becomes fully executed.

Effluent As defined in Subsection 1.2

EHF tenant.  As defined in Subsection 5.1(b)

Employee Housing Facility.  As defined in Subsection 5.1(b),

Existing Uses.  As defined in Subsection 13.4(e).

Existing Water Agreements.  As defined in Subsection 1.2.

Expiration Notice.  As defined in Subsection 13.25(b).

Facilities.  As defined in Subsection 13.3(a).

Fresh Water.  As defined in Subsection 1.2.

Housing Agreement.  As defined in Subsection 5.1(b).

Index Adjustment.  As defined in Subsection 13.10(a)(iii).

Initial Delivery.  As defined in Subsection 13.7(c).

Landlord.  Primm South Real Estate Company, a Nevada corporation.

Landlord Accommodation Agreement. As defined in Subsection 13.25.

Landlord Event(s) of Default As defined in Subsection 17.3.

Landlord’s Property.  Shall mean the real property described in Exhibit “L” together with any other real property owned, leased, or otherwise legally possessed by Landlord or an Affiliate of Landlord at any time prior to the expiration or termination of the Lease that is located within one (1) mile of the property described in Exhibits “L” or “M”.

Landlord’s Reserved Water Rights. Forty-two and one-half (42.5) acre-feet in annual consumptive use as may be augmented as described in Subsection 1.2 by certain Reliant Water and Subsection 13.4(i) by the expansion of available water rights.

Landlord’s Rights on Termination. The rights of Landlord described in Subsection 13.3(a).

Landlord’s Share of New Wastewater Facilities Costs.  As defined in Subsection 13.8(c).

Landlord’s Share of New Water Facilities Costs.  As defined in Subsection 13.8(b).

Lease.  As defined in Recital A, above.

Legal Requirements.  Those requirements set forth in the Water Rights permits, Nevada Wastewater Treatment Permit Number NEV9001, the Reliant Energy Secondary Use Permit No. 68917 SO1, and laws, regulations, and ordinances otherwise governing the extraction, treatment, and delivery of water and the treatment and discharge of wastewater.

Mall Lease.  That certain Ground Lease dated as of February 26, 1997, by and between Primm 650 Limited Partnership and Fashion Outlet of Las Vegas Associates.

Mall Water Agreement As defined in Subsection 1.2.

McDonald’s Water Agreement.  As defined in Subsection 1.2.

Monthly Statement.  As defined in Subsection 13.10(c).

New Wastewater Facilities.  As defined in Subsection 13.8(a).

New Water Facilities.  As defined in Subsection 13.8(a).

Parties.  Landlord and Tenant, collectively.

Party.  Landlord or Tenant.

Permitted Transfer.  As defined in Subsection 16B.1.

Person.  Person means a person or persons or entity or entities or any combination of persons and entities including when such person, persons, entity or entities are acting in the capacity of an executor, trustee, guardian or other fiduciary capacity.

Points of Delivery.  The actual or proposed point or points for delivery of water to the Benefited Property.

Points of Discharge.  As defined in Subsection 13.15(b).

Pollutant.  Means dredged soil, solid waste, incinerator residue, sewage, garbage, sewage sludge, munitions, chemical wastes, biological materials, radioactive materials, heat, wrecked or discarded equipment, rock, sand, cellar dirt and industrial, municipal and agricultural waste discharged into water, excepting any such material that is authorized to be released into water or into a place where the material may come into contact with water by a valid permit.

Primm Entities (or Primm Entity). As defined in Subsection 5.1(c).

Priority.  As defined in Subsection 13.4(f).

Public Water Supply.  Water services available to the public generally through any water purveyor that:  (i) is regulated by the Public Utilities Commission of Nevada; (ii) is a political subdivision of the State of Nevada; or (iii) the Nevada Legislature creates specifically for the purpose of making water available to the public.

Quality of the Source Water.  The Quality of the Source Water means the natural water chemistry and all other properties of the water extracted by Tenant pursuant to this Lease, excepting only Pollutants introduced to the water by Tenant.

Related Party Transfer.  As defined in Subsection 21.1.

Reliant Water.  As described in Subsection 1.2.

Reliant Water Agreement.  As defined in Subsection 1.2.

Remaining Property.  Landlord’s Property excluding the Property that is subject to the Lease.

RO Facility.  As defined in Subsection 13.8(a).

Section 13 Default As defined in Subsection 13.25(b).

Section 13 Default Agent.  As defined in Subsection 13.25(b).

Settlement Agreement.  As defined in Recital B.

Shortfall.  As defined in Subsection 13.4(f).

Special Landlord Default.  As defined in Subsection 13.24(a).

Tenant.  The Primadonna Company, a Nevada limited-liability company, successor in interest by merger to The Primadonna Corporation, a Nevada corporation.

Tenant Accommodation Agreement As defined in Subsection 13.3(a).

Tenant’s Leasehold Water Rights. As described in Subsection 1.2.

Tenant’s Fee Land.  The real property described in Exhibit “M” together with any other real property owned, leased, or otherwise legally possessed by Tenant or an Affiliate of Tenant at any time prior to the expiration or termination of the Lease that is located within one (1) mile of Landlord’s Property or the real property described in Exhibit “M”.

Third Amendment.  This third amendment to the Lease.

Third Party Users.  Lessees or assignees of Tenant other than Tenant or an Affiliate of Tenant who have rights in or to the Benefited Property.

Uncured Default As defined in Subsection 13.25(b).

Wastewater Facilities.  As defined in Subsection 13.2(c).

Wastewater Facilities Operational Costs.  As described in Subsection 13.16(a).

Wastewater Facilities Operational Costs Rate.  As described in Subsection 13.16(b)(i).

Wastewater Treatment Capacity Right. As defined in Subsection 13.15(c).

Wastewater Meter.  As defined in Subsection 13.15(c)

Water Facilities.  As defined in Subsection 13.2(b).

Water Facilities Assessment.  The assessment to be paid by Landlord in accordance with Subsection 13.10(a)(i).

Water Facilities Capacity Right. As defined in Subsection 13.9.

Water Facilities Operational Costs. As defined in Subsection 13.10(b).

Water Facilities Operational Costs Rate.  As defined in Subsection 13.10(c).

Water Meter.  As defined in Subsection 13.9.

Water Rights.  As defined in Subsection 13.2(a).

Water and Wastewater Rights and Facilities.  As defined in Subsection 13.3(a).

Water Permit Applications.  As defined in Subsection 13.2(a).

2.             Amendment to Subsection 1.2. Subsection 1.2 of the Lease is hereby amended to include within the definition of Property, all of Landlord’s right, title and interest in and to the Water Rights (751 acre-feet of annual consumptive use), together with all rights appurtenant thereto, including all rights, on an exclusive basis, that would be enjoyed or exercised by the owner thereof, save and except for forty-two and one-half (42.5) acre-feet annually in consumptive use (“Landlord’s Reserved Water Rights”) that Landlord reserves unto itself and shall have the right to use in connection with development on any Benefited Property owned or leased or otherwise legally possessed by Landlord or an Affiliate of Landlord, for a total of seven hundred eight and one-half (708.5) acre-feet of annual consumptive use (hereinafter “Tenant’s Leasehold Water Rights”).

This Third Amendment shall not alter Tenant’s rights, obligations, or authority, as an accommodation, to deliver certain of the Water Rights from Tenant’s Leasehold Water Rights and provide services for the disposal of sewage to the following:  (i) Tenant’s subtenant (currently McDonald’s Corporation) operating a restaurant on certain property set forth in a Ground Lease Agreement dated October 21, 1991, by and between Primm South Real Estate Company and The Primadonna Corporation (the “McDonald’s Water Agreement”); (ii) Dry Lake, Inc., or its successor, as operator of a convenience store on certain California real property as provided in a Water Facilities Agreement dated December 24, 1993, by and between The Primadonna Corporation, Primm South Real Estate Company, and Dry Lake, Inc. (the “Dry Lake Water Agreement”); (iii) the Fashion Outlet of Las Vegas under that certain Lease of Water Rights and Wastewater Capacity dated July                1997, by and between The Primadonna Corporation, Primm South Real Estate Company, Primm 650 Limited Partnership, and Fashion Outlet of Las Vegas Associates (the “Mall Water Agreement”); and (iv) Reliant Energy Bighorn, LLC under that certain Agreement Regarding Water dated August 31, 2001, by and between The Primadonna Company, LLC and Reliant Energy Bighorn, LLC (the “Reliant Water Agreement”).  The McDonald’s Water Agreement, Dry Lake Water Agreement, Mall Water Agreement, and Reliant Water Agreement collectively are referred to herein as the “Existing Water Agreements.”

Upon termination of the Reliant Water Agreement, the water Reliant is entitled to use under the Reliant Water Agreement (“Reliant Water”) shall become part of Landlord’s Reserved Water Rights under this Lease as conditioned in subparagraphs (a), (b), and (c), below:

(a)           If the Reliant Water Agreement terminates as a result of a termination of Primm 120 Limited Partnership’s ground lease with Reliant and Landlord leases all or a portion of the same property together with the right through an Accommodation Agreement as defined in Subsection 13.25, below, to use all or a portion of the Reliant Water to another Person who will operate a power generation facility thereon, then the consideration to be paid for the use of such water shall be paid 60% to Tenant and 40% to Landlord through December 31, 2033.  Landlord shall not use, lease, or otherwise dispose of any portion of Landlord’s Reserved Water Rights (other than Reliant Water as provided herein) for use by a power generation facility on land formerly leased by Reliant until and unless the Reliant Water is fully used for such purpose.  After December 31, 2033, Landlord shall be entitled to receive 100% of any proceeds from the new power generator attributable to the Reliant Water.  The portion of the rent paid by the new power generation facility tenant allocated to the new generator’s water use for the purposes of calculating Tenant’s and Landlord’s share of proceeds shall be calculated by subtracting from the total income generated for both land and water under the new power generator lease the amount that Reliant would have otherwise paid for the land alone under Primm 120 Limited Partnership’s current lease with Reliant as of the date of such new power generator lease; provided, however, that in no event shall the amount allocated to water use be less than the amount the generator would pay to the Las Vegas Valley Water District under its commercial water service rates applicable at the time of such allocation.

(b)           Landlord may use all or any portion of the Reliant Water either as effluent discharged from Tenant’s Wastewater Facilities (“Effluent”) or as fresh water delivered from Tenant’s Water Facilities (“Fresh Water”).  If Landlord desires to use the Reliant Water other than as Effluent, the amount of Reliant Water available as Fresh Water for consumption by Landlord and which shall become part of Landlord’s Reserved Water Rights shall be one hundred and seventy-three (173) acre-feet in annual consumptive use.  To the extent Landlord desires to use Reliant Water in some combination of Effluent and Fresh Water, then the amount of Reliant Water becoming part of Landlord’s Reserved Water Rights shall be determined ratably as follows:  Y = 173 - 0.6865(X), where Y is the amount of Fresh Water used consumptively by Landlord, X is a number between 0 and 252 representing the number of acre-feet annually that Landlord desires that Tenant deliver as Effluent for Landlord uses, and X + Y is the number of acre-feet annually of Reliant Water that become part of Landlord’s Reserved Water Rights.  Landlord shall have the right to alter from time to time the amount of Reliant Water Landlord receives as Fresh Water versus Effluent, provided and to the extent there is, at the time of any such alteration, sufficient Effluent to accommodate any then-existing Tenant uses, the amount of water Landlord must return to the RIBs pursuant to subsection 5.1(a), below, and any increase in Effluent use proposed by Landlord.

(c)           Prior to the expiration of the Reliant Water Agreement, if, and to the extent, Reliant desires to reduce the number of acre-feet of Effluent to which Reliant is entitled under the Reliant Water Agreement, Landlord may agree to such reduction and Tenant shall so agree to such reduction, provided Tenant continues to receive the same amount of compensation to which Tenant otherwise would be entitled under the Reliant Water Agreement, the Settlement Agreement and this Subsection 1.2 in the absence of such reduction.  Landlord would be entitled to enjoy the benefits of the reduced Reliant consumption, and the amount of consumptive use made available to Landlord and becoming part of Landlord’s Reserved Water

Rights as a result of such reduction will be calculated as set forth in paragraph (b) immediately above.

(d)           Tenant shall not extend the term of the Reliant Water Agreement beyond December 31, 2033.  Landlord, however, may enter into an Accommodation Agreement with Reliant to make some or all of Landlord’s Reserved Water Rights available to Reliant after December 31, 2033; provided, however, that Tenant shall have no contractual obligation to Reliant other than those specific obligations required of Tenant with respect to Accommodation Agreements set forth in Subsection 13.25, below.

3.             Amendment to Subsection 4.4.  The first sentence of the third paragraph of Subsection 4.4 of the Lease concludes with the phrase “and proposed uses of the Property.”  There shall be a new sentence inserted between the first and second sentences of the third paragraph of Section 4.4 as follows:  “The appraisers shall not separately value the Water Rights.”

4.             Amendment to Subsection 5.1.  Subsection 5.1 of the Lease is hereby deleted in its entirety and a new Subsection 5.1 is hereby added and shall read as follows:

4.1           Use.

(a)                           Tenant shall be entitled to use, improve and operate the Property as a resort hotel and casino complex, or complexes, and may in connection with such complex or complexes use, improve and operate the Property for related amenities including, but not limited to, a truck stop on the Whiskey Pete’s Parcel, a gasoline station or stations on the Property, a recreational vehicle park, retail businesses, amusement park, restaurants and an employee housing facility to be located on the R.V. Park Parcel.  While Tenant is not required to make or continue any particular use of the Property, Tenant shall at all times be deemed in actual possession of the Property, pay all rent and other charges required of Tenant pursuant to this Lease, and, subject to certain acknowledgments and Landlord covenants within Section 13.4(h):  (i) secure and protect the Property; (ii) maintain and repair in a good and working condition all improvements to the Property, including, without limitation, all water and sewer, rights, permits, applications and facilities at a level equal to or greater than that required in connection with Landlord’s Reversionary Water and Sewer Rights, all landscaping, together with all equipment, machinery, systems and utilities comprising a part of, or used in connection with, such improvements and the Property and otherwise satisfy fully all of Tenant’s obligations pursuant to this Lease; and (iii) shall return annually to the rapid infiltration basins (“RIBs”) presently used by Tenant (or any replacement RIBs) at least the lesser of (1) Tenant’s entire Effluent discharged from the Wastewater Facilities or (2) 100 acre-feet of Effluent annually discharged from the Wastewater Facilities.

(b)                           As provided in subparagraph (a) immediately above, Tenant shall be permitted to construct and operate an employee housing facility on the R.V. Park Parcel (“Employee Housing Facility.”)  Tenant shall enter into a written rental agreement (“Housing Agreement”) with each person residing, occupying or using the Employee Housing Facility (“EHF tenant”).

(c)                           Tenant agrees that it shall not directly or indirectly, or through its Affiliates, tenants or other related or subservient persons and entities, object to or oppose or cause any other person or entity to object to or oppose Landlord’s or an Affiliate of Landlord’s or any of their respective tenant’s existing or proposed future use or uses of any property within a ten mile radius of the Property which is owned or leased (or is under an option to buy or lease) or legally possessed by Landlord or any Affiliate of Landlord (collectively, “Primm Entities” and singly, “Primm Entity”) on any basis arising directly or indirectly from the residential use of the R.V. Park Parcel.  Tenant agrees that each Housing Agreement with each EHF tenant shall contain a provision that the EHF tenant agrees that he or she shall not, directly or indirectly, object to or oppose or cause any other person or entity to object to or oppose any Primm Entity’s existing or proposed future use or uses of any property within a ten mile radius of the Property which is owned or leased (or is under an option to buy or lease) by any of the Primm Entities, provided that Tenant may discontinue the inclusion of such a provision and may void such a provision contained in any existing Housing Agreements if Tenant makes a good faith determination that such a provision may be deemed unlawful. With the exception of the foregoing, Tenant reserves all rights to object to any of the Primm Entities proposed future land uses on any other basis.

(d)                           Tenant hereby covenants, represents and warrants that it shall construct the Employee Housing Facility in compliance with all applicable Federal, State and local laws, ordinances and codes.  Furthermore, Tenant shall not permit the Employee Housing Facility to fall into a state of disrepair and Tenant shall maintain the Employee Housing Facility in compliance with all applicable Federal, State and local laws, ordinances and codes and in a manner consistent with other well maintained economical apartment complexes located in the Las Vegas, Nevada area.

(e)                           Landlord and Tenant agree that for purposes of this Lease, if Tenant actually does use the R.V. Park Parcel for the Employee Housing Facility, such use of the R.V. Park Parcel will be considered hotel/casino use and will not be separately valued as a recreational vehicle park under Subsection 4.4 of the Lease and upon opening of all or any portion of the Employee Housing Facility for residential use the Parties shall adjust the Base Rent as provided in Subsection 4.4 of the Lease.

5.             Amendment to Section 13. Section 13 of the Lease entitled “Utilities” is hereby deleted in its entirety and a new Section 13 is hereby added and shall read as follows:

5.1           General.

(a)           Subject to Landlord’s obligations herein, Tenant shall be responsible for and shall pay promptly, as the same becomes due and payable, all charges for water, sewer, gas, electricity, telephone, refuse pickup, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Property during the term of this Lease, together with any taxes thereon.  Except as otherwise provided herein, and except if and to the extent Landlord provides any utility or other service to the Property under this or another Agreement, Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Property, except that resulting from the gross negligence or willful misconduct of Landlord or its agents, employees or invitees.  No such failure or interruption of utility or other services shall entitle Tenant to terminate this Lease or withhold rent or other sums due hereunder.

5.2           Water Rights and Facilities.

(a)           Water Rights.  Landlord’s rights to extract and use water for a reasonable beneficial purpose pursuant to permits and/or applications to appropriate water rights granted under the laws of the State of Nevada and applicable laws of the State of California, are specifically described in Exhibit “N” attached hereto (collectively “Water Rights”).

(b)           Tenant’s Water Facilities.  Tenant (i) has developed and improved a water extraction, treatment and delivery system having components in both California and Nevada, and has obtained right of way permit No. CA-21617 from the United States Bureau of Land Management for Tenant’s wells and water pipeline in California in order to utilize the Water Rights; and (ii) anticipates that it will continue to make improvements, modifications and additions to these facilities, (collectively, the “Water Facilities”).

(c)           Tenant’s Wastewater Facilities.  Tenant also owns and has developed and unproved a wastewater treatment facility and anticipates that it will continue to make improvements, modifications and additions to such system (“Wastewater Facilities”).

5.3           Landlord’s Rights on Termination.

(a)           Upon the termination of this Lease, for whatever reason, Tenant shall convey to Landlord all of Tenant’s right, title, and interest, in and to the Water Facilities and the Wastewater Facilities, together with any easements in, on, and under Tenant’s Fee Lands required to operate the Facilities in a manner substantially similar to that occurring at the time of such termination (collectively the “Facilities”) together with the Water Rights; provided, however, that Landlord (i) shall assume all then-existing and current (as opposed to past due) obligations of Tenant undertaken pursuant to good commercial practices that directly relate to the operation and maintenance of the Facilities; (ii) shall assume all contractual rights and obligations of Tenant under the Existing Water Agreements, except for any liability of Tenant relating to the release of Pollutants, personal injury, property damage, or breach of contract arising from Tenant’s acts or omissions occurring prior to the termination of this Lease; and (iii) as to uses on Tenant’s Fee Lands by Tenant, an Affiliate of Tenant, or their respective tenants on, or successors in title to, Tenant’s Fee Lands, Landlord shall promptly enter into an agreement with Tenant wherein Landlord agrees to deliver the maximum quantity of water and the right to utilize the corresponding Facilities, both as reasonably required, to service the Development Increments on Tenant’s Fee Lands as of the date of the termination of this Lease (a “Tenant Accommodation Agreement”) provided, however, that the maximum amount of consumptive use Landlord shall be required to deliver under the Tenant Accommodation Agreement shall be one hundred (100) acre-feet annually of consumptive use, and further provided that this provision 13.3(a)(iii) shall not compel Landlord to provide water and Facilities use under a Tenant Accommodation Agreement to Development Increments on Tenant Fee Lands that are less than ten years old at the time of said termination.  The Tenant Accommodation Agreement shall have all the provisions of this Section 13 as if Landlord were

Tenant and Tenant were Landlord, and further that all users of water under such Tenant Accommodation Agreement shall be entitled to the same notice and opportunity to cure rights as set forth in Section 13.25 below for Accommodatees. The Priority of the water delivered under the Tenant Accommodation Agreement shall be same as that of the Currently Unallocated Water under Subsection 13.4(f).  Landlord’s right upon termination of this Lease to the Water Rights and the Facilities is referred to hereinafter as “Landlord’s Rights on Termination.”

(b)           Any encumbrance of the Facilities by Tenant shall be made subject to Landlord’s Rights on Termination.

5.4           Allotment of Water Rights.

(a)           Tenant’s Leasehold Water Rights. Tenant’s Leasehold Water Rights shall only be utilized on and for the benefit of the Property, Tenant’s Fee Land, and the Existing Water Agreements; provided, however, that the maximum amount of consumptive use Tenant may make of the Water Rights on Tenant’s Fee Lands is 100 acre-feet annually.

(b)           Water to Remain Appurtenant to Benefited Property.  Landlord and Tenant shall only use the Water Rights as authorized by Nevada law for overlying uses within the Benefited Property and shall not export any of the water comprising the Water Rights or change the place of use of the Water Rights to a location outside the boundaries of the Benefited Property.

(c)           Intentionally left blank.

(d)           Intentionally left blank

(e)           Priority of Tenant’s Leasehold Water Rights.  Landlord and Tenant agree that Tenant’s “Existing Uses”, as defined below, shall have priority over all uses of water under the Landlord’s Reserved Water Rights.  For purposes of this Subsection, “Existing Uses” means six hundred sixty-six (666) acre-feet in annual consumptive use, until such time as the Reliant Water becomes part of Landlord’s Reserved Water Rights, after which Tenant’s Existing Uses shall be a number varying from time to time between four hundred fourteen (414) and four hundred ninety-three (493) acre-feet of annual consumptive use depending upon, at any specific date, the proportion of Reliant Water taken by Landlord as Fresh Water versus Effluent, and the resulting calculation of Landlord consumptive uses set forth in Subsection 1.2. As an example, if, after termination of the Reliant Water Agreement, Landlord uses the Reliant Water as 100 acre-feet annually of Effluent, and the balance as Fresh Water (104.35 acre-feet annually pursuant to the calculation set forth in Subsection 1.2), Landlord’s total consumptive uses would be 100 (Effluent) + 104.35 (Fresh Water) = 204.35 acre-feet annually.  Accordingly, under the example, Tenant’s Existing Uses solely for priority purposes would amount to 751 (total consumptive uses allowed under the Water Rights) - 85 (Currently Unallocated Water) - 204.35 (Landlord’s total allowed consumptive uses) = 461.65 acre-feet annually.

(f)            Shortfalls and Priority.  If, due to legal, physical, or other constraints, diversions of the Water Rights cannot reasonably be made in amounts allowing a full 751 acre-feet annually of calculated consumptive use (a “Shortfall”), the Parties shall in good faith discuss measures that might address such Shortfall by means of conservation.  The Parties acknowledge that a Shortfall may not require an actual curtailment of water use because the Parties may not be consuming the full 751 acre-feet of annual consumptive use allowed by the Water Rights at the time of such Shortfall.  Accordingly, in the event a Shortfall does not require a curtailment of then existing uses, each Party may continue to use water until such time as the Shortfall requires an actual curtailment.  Such continued use of water in the event of a Shortfall shall not affect Tenant’s ability to initiate or complete Tenant’s Existing Uses at any time during the Lease.  If, to the extent, and when a Shortfall requires an actual curtailment of uses, use of Water Rights shall be curtailed to make up the Shortfall in the following order of curtailment priority (“Priority”):

First, in conformance with any action taken by the Nevada State Engineer relative to the use of specific Water Rights;

Second, if the Shortfall occurs after termination of the Reliant Water Contract, then the number of acre-feet of annual consumptive use that become part of Landlord’s Reserved Water Rights from the Reliant Water pursuant to the calculation set forth in Subsection 1.2;

Third, up to eighty-five (85) acre-feet annually of Water Rights (up to a maximum of forty-two and one-half (42.5) acre-feet in consumptive use by Landlord and forty-two and one-half acre-feet in consumptive use by Tenant) not currently allocated to any specific Development Increment (“Currently Unallocated Water”) in the following order:  (i) pro-rata among the Parties to the extent both parties have rights under this Lease to use Currently Unallocated Water that is not reasonably necessary to service a Development Increment; (ii) to the balance of any Currently Unallocated Water either party has a right to use under this Lease that is not reasonably necessary to service a Development Increment at the time of such Shortfall and is not curtailed pro-rata pursuant to (i), above; and (iii) to Water Rights reasonably required to service Development Increments, beginning with the last Development Increment to be commenced, and continuing in reverse chronological order until all eighty-five (85) acre-feet of Currently Unallocated Water Rights have been curtailed or the Shortfall is satisfied, whichever first occurs.

Fourth, after the curtailment of Water Rights dictated by the first three curtailment priorities above, Tenant shall satisfy the balance of any Shortfall by curtailing Water Rights use in such amounts and at such times as Tenant, in Tenant’s sole discretion, deems necessary under State law and which will satisfy Tenant’s various contractual obligations to third-parties.

(g)           Intentionally left blank.

(h)           Administrative Requirements.  Tenant shall have the exclusive right and obligation to prosecute and maintain all filings and approvals with the Nevada State Engineer and to take all practicable administrative actions to maintain the validity and good standing of the Water Rights, including the filing of Extraction Notices in California, the filing of change applications in the Nevada State Engineer’s office, and maintenance of Bureau of

Land Management rights of way (“Administrative Requirements”).  Tenant shall, at Landlord’s request, make any necessary filings and seek in good faith to obtain approval for Landlord’s use of Landlord’s Reserved Water Rights in connection with Landlord’s development of any Benefited Property otherwise consistent with this Lease.  Tenant shall provide Landlord with copies of any filings made pursuant to the Administrative Requirements at the time of such filings.  Landlord shall execute such documents and instruments as Tenant deems necessary to allow Tenant to exercise such rights and to receive all notices and communication from the Nevada State Engineer.  Tenant agrees to exercise reasonable commercial efforts to maintain the validity and good standing of the Water Rights; provided, however, that both Parties acknowledge the State Engineer of Nevada may, in exercising his statutory discretion, cancel or forfeit, as may be applicable, unused Water Rights (including Tenant’s Leasehold Water Rights, Landlord’s Reserved Water Rights, or some combination or portions thereof) with or without warning; and provided further that Tenant shall bear no responsibility for non-use of any portion of Landlords’ Reserved Water Rights, and Landlord shall bear no responsibility for non-use of any portion of Tenant’s Leasehold Water Rights.

Tenant shall take such actions and make such filings as are contemplated in this Section 13 at Tenant’s cost, but shall be entitled to reimbursement for same as a Water Facilities Operations Cost; provided, however, that where such actions and filings are undertaken for the exclusive benefit of an identifiable Party, such Party shall be exclusively responsible for all costs at the time incurred by Tenant.

(i)            Expansion of Water Rights.  In the event that the State Engineer enlarges the volume of permitted extraction of water for the Water Rights based upon a determination that consumptive use losses to the Ivanpah Basin #164 are less than the State Engineer’s original estimate of ten percent, such Extractive Right increase shall inure to the Parties’ benefit in direct proportion to the amount of water returned by each Party to the RIBs, such that the Parties’ allowed consumptive uses under this Lease are not affected.  Landlord shall not file any application with the Nevada State Engineer to appropriate water in addition to the Water Rights: (a) within Ivanpah Basin #164; or (b) from a source outside of Ivanpah Basin #164 if such appropriation outside Ivanpah Basin #164 may affect adversely the quality or quantity of water available within Ivanpah Basin #164 or Tenant’s costs to extract, treat, and deliver water from the Water Rights under this Section 1.3. In the event the State Engineer grants additional water rights to Landlord based upon Tenant’s filings such that the consumptive use of the Water Rights together with any new permits exceeds 751 acre-feet annually, the amount by which total allowed consumptive uses exceed 751 acre-feet annually shall be allocated 50% to Tenant’s Leasehold Water Right’s and 50% to Landlord’s Reserved Water Rights. If Landlord believes making additional filings within Ivanpah Basin #164 would be desirable, but Tenant does not, Landlord may separately file for same on the following conditions: (a) such appropriation shall not affect the quality or quantity of water available within Ivanpah Basin #164 or Tenant’s costs to extract, treat, and deliver water from the Water Rights under this Section 13; (b) the parties must have placed not less than eighty percent (80%) of the allowed consumptive use under the Water Rights to beneficial use the year prior to such filings; and (c) the amount of additional consumptive uses granted by the State Engineer shall be allocated 50% to Tenant’s Leasehold Water Right’s and 50% to Landlord’s Reserved Water Rights.

5.5           Intentionally left blank.

5.6           Tenant’s Obligation to Deliver Water.  Subject to the Shortfall and Priority limitations set forth above, Tenant agrees to extract, treat and deliver to Landlord at the Points of Delivery, water comprising Landlord’s Reserved Water Rights in a manner that does not discriminate against Landlord in favor of Tenant.  Landlord acknowledges that Tenant is not responsible for the Quality of the Source Water extracted from Tenant’s wells and Tenant makes no warranty or representation concerning the Quality of the Source Water extracted pursuant to the Water Rights.  Tenant is not acting as a water purveyor or water utility, but is supplying Landlord with water from the Landlord’s Reserved Water Rights as a matter of accommodation only.  Accordingly, under no circumstance shall Tenant be liable to Landlord, Landlord’s Affiliates, or Landlord’s successors, assigns, tenants, contractors, agents, employees or invitees for any indirect, special, or consequential damage arising out of any failure by Tenant to extract, treat, or deliver water to Landlord or others pursuant to the terms of this Lease.

5.7           Existing Facilities and Related Costs.

(a)           Existing Facilities Capacity.  The Parties agree that Landlord’s development on the Benefited Property may require the use of the Facilities, and Tenant agrees to make such Facilities available to Landlord to provide Landlord’s Reserved Water Rights on a non-discriminatory basis, subject to Shortfall and Priority limitations set forth within Subsection 13.4(f).

(i)            Water Facilities.  Upon Landlord’s request, Tenant agrees to accommodate, within a practicable period of time, Landlord’s water system needs for the Remaining Property by providing to Landlord for the remaining term of this Lease Water Facilities capacity, and Tenant is willing to extract, treat and deliver to a mutually agreed upon Point or Points of Delivery upon Landlord’s Remaining Property all or any portion of Landlord’s Reserved Water Rights at a cost to Landlord equal to Tenant’s cost, as calculated as set forth in Subsection 13.10.

(ii)           Wastewater Facilities.  Upon Landlord’s request, Tenant agrees to accommodate, within a practicable period of time, Landlord’s wastewater treatment needs for the Remaining Property by providing to Landlord for the remaining term of this Lease Wastewater Facilities capacity and is willing to treat and discharge Landlord’s wastewater at a cost equal to Tenant’s cost as set forth in Subsection 13.15.

(b)           Expansion of Existing Facilities.  Landlord and Tenant agree that if at the time Landlord requests that Tenant accommodate its water or wastewater needs there is, in Tenant’s good faith discretion, insufficient excess capacity in the Facilities to accommodate Landlord’s proposed uses, Landlord shall at its sole expense pay in advance of construction for such capital improvements as are required to expand the Facilities to accommodate Landlord’s Development Increment.  To the extent:  (i) the estimated design, construction, and permitting costs of any such expansion exceed $250,000; or (ii) Tenant is found to be “insolvent” by a court of competent jurisdiction as such term is defined under the U. S. Bankruptcy Code, Landlord may require Tenant to use a third-party construction control account (the “Account”) for the disbursement of funds in connection with the expansion, which Account shall employ customary and prudent measures in light of the type of construction involved to protect Landlords’ capital and the Property and any improvements thereon.  In the event such capital improvements result in excess capacity, Landlord shall have the right to equitable reimbursement for capital costs from the ultimate users of such excess capacity.  Except as set forth in this Subsection and Subsection 13.8, Landlord shall not be obligated to pay any further consideration for the rights granted in this Subsection other than the mutual covenants of this Lease.

(c)           Notification of Requirements for the Delivery of Landlord’s Reserved Water Rights.  To the extent Landlord desires to initiate delivery of any portion of Landlord’s Reserved Water Rights (each an “Initial Delivery”), Landlord shall provide a written notice to Tenant that includes at a minimum Landlord’s good faith estimates of the following information: the amount of water to be delivered, the use to which the water will be put together with calculations showing the amount of water to be recharged, if any, return flow water quality calculations, minimum flow requirements, including storage and fire flow requirements, stated in gallons per minute and pounds per square inch, and the location of the proposed Point or Points of Delivery within the Remaining Property.

(d)           Points of Delivery.  Landlord and Tenant acknowledge that multiple Points of Delivery may be required to deliver water cost-effectively to various Development Increments on Benefited Property.  At the request of Landlord, Tenant agrees to make reasonable accommodation to Landlord to deliver water to a convenient Point of Delivery, provided that Landlord agrees to be solely responsible to pay in advance the cost of any additional components to the Water Facilities required to deliver water from Tenant’s then existing Water Facilities to the Point of Delivery, and further provide that additional Points of Delivery do not jeopardize the functioning and integrity of the Water Facilities.

5.8           New Water and Wastewater Facilities.

(a)           Landlord agrees that Tenant, in Tenant’s sole discretion, may determine during the term of the Lease and after the Initial Delivery that new or additional extraction, delivery, and/or treatment facilities are required to: (i) supply the Water Rights or otherwise comply with applicable Legal Requirements (such new facilities collectively referred to hereinafter as “New Water Facilities”); or (ii) treat wastewater generated by Landlord, Tenant, and their various subtenants and affiliates or otherwise to comply with applicable Legal Requirements (collectively, the “New Wastewater Facilities”).  In the event Tenant deems New Water Facilities or New Wastewater Facilities necessary or prudent, then Landlord will share in Tenant’s cost of such new Facilities pursuant to Paragraph (b) below for New Water Facilities and Paragraph (c) below for New Wastewater Facilities. Notwithstanding the foregoing, to the extent Tenant constructs New Water Facilities or New Wastewater Facilities solely for the purpose of allowing a new Development Increment by Landlord or Tenant, then Landlord or Tenant, as the case may be, shall be solely responsible for the cost of such new facilities.  In the event Tenant chooses to construct a reverse osmosis water treatment facility (the “RO Facility”), capital contributions and other rights and obligations of the Parties relating to the RO Facility shall be as set forth in Subsections 13.8(d), (e), and (g), below. Subsections 13.8(b) and (c) shall not be applicable to RO Facility rights or obligations of either Party.

(b)           The parties shall determine the amount of water delivered under the Landlord’s Reserved Water Rights as a percentage of all water produced by Tenant pursuant to the Water Rights following the completion of the New Water Facilities.  Landlord’s percentage use shall be determined in the same manner as set forth in Subsection 13.10(a)(ii), except that, if the New Water Facilities relates in part to water service for new development by Tenant which is not then utilizing the Water Facilities, Landlord’s use shall be compared against the total water actually extracted and the projected annual water needs of the future development capable of being served by reason of the addition of the New Water Facilities and further provided that Tenant shall have the right to seek equitable reimbursement for capital costs from the ultimate users of such excess capacity. The total cost of such New Water Facilities (including construction and equipment costs, as well as reasonable soft costs of construction, such as permitting, engineering, design and financing costs, if any, together with the income tax effect, if any, of the contribution) shall be multiplied by Landlord’s water usage percentage, determined as set forth above, and the amount so derived will constitute Landlord’s share of such costs (“Landlord’s Share of New Water Facilities Costs”).  Tenant shall prepare an estimate of the total cost of New Water Facilities prior to construction, and Landlord shall pay Tenant Eighty percent (80%) of the estimated Landlord’s Share of New Water Facilities Costs in advance of construction.  Tenant shall provide Landlord an invoice reconciling the actual costs with the estimated costs, and Landlord shall pay the balance of Landlord’s Share of New Water Facilities Costs within 30 days of the invoice.  To the extent the New Water Facilities will serve exclusively Landlord, Landlord shall pay in advance of construction 100% of the estimated construction costs, and Tenant shall provide Landlord with an invoice reconciling actual construction costs with estimated construction costs as soon as is practicable after completion of the New Water Facilities. If costs chargeable to Landlord under this Subsection exceed $250,000 or Tenant is found by a court of competent jurisdiction to be “insolvent” as such term is defined under the U.S. Bankruptcy Code, Tenant shall use an Account to receive and disburse Landlord’s funds.

(c)           Landlord’s pro rata share of the cost of New Wastewater Facilities shall be calculated on the basis of Landlord’s wastewater discharge to the Wastewater Facilities as a percentage of all water treated by Tenant by the Wastewater Facilities following the completion of the New Wastewater Facilities; provided, however, that if the New Wastewater Facilities relate in part to wastewater service for new development by Tenant which is not then utilizing the Wastewater Facilities, Landlord’s discharge shall be compared against the sum of the total water actually treated and the projected annual wastewater treatment needs of the future development capable of being served by reason of the addition of the New Wastewater Facilities, and further provided that Tenant shall have the right to seek equitable reimbursement for capital costs from the ultimate users of such excess capacity.  The total cost of such New Wastewater Facilities (including construction and equipment costs, as well as reasonable soft costs of construction, such as permitting, engineering, design and financing costs, if any, together with the income tax effect, if any, of the contribution) shall be multiplied by Landlord’s wastewater treatment percentage, determined as set forth above, and the amount so derived will constitute Landlord’s share of such costs (“Landlord’s Share of New Wastewater Facilities Costs”).  Tenant shall prepare an estimate of the total cost of New Wastewater Facilities prior to construction, and Landlord shall pay Tenant Eighty percent (80%) of the estimated Landlord’s Share of New Wastewater Facilities Costs in advance of construction.  Tenant shall provide Landlord an invoice reconciling the actual costs with the estimated costs, and Landlord shall pay the balance of Landlord’s Share of New Wastewater Facilities Costs within 30 days of the invoice. To the extent Tenant constructs New Wastewater Facilities solely to allow new Development Increments by Landlord, Landlord shall pay in advance of construction 100% of the estimated construction costs, and Tenant shall provide Landlord with an invoice reconciling actual construction costs with estimated construction costs as soon as is practicable after completion of the New Wastewater Facilities.  If costs chargeable to Landlord under this Subsection exceed $250,000 or a court of competent jurisdiction finds that Tenant is “insolvent” as such term is defined under the U. S. Bankruptcy Code, Tenant shall use an Account to receive and disburse Landlord’s funds.

(d)           With respect to New Water Facilities and/or New Wastewater Facilities, the cost of which Landlord is wholly or partially responsible for under the terms of this Section 13, Tenant will use good commercial practices in engaging contractors and consultants, taking into consideration matters Tenant deems prudent.  Tenant shall not use “in-house” contractors or Affiliates of Tenant to design or build New Water Facilities or New Wastewater Facilities funded in part by Landlord unless the terms of Tenant’s engagement of such “in-house” contractors or Affiliates are typical and customary in Southern Nevada for the services and products provided and the cost of such services and products is commercially reasonable for Southern Nevada.

(e)           Notification Regarding New Water Facilities.  Tenant shall provide Landlord and Landlord’s consultants with an opportunity to meet and confer with Tenant regarding the cost, design, construction and reasons for any New Water Facilities.  Tenant shall use those Landlord suggestions which Tenant, in its reasonable business judgment, believes may be utilized; provided, however, that in the event of a disagreement regarding the cost, design, or prudence of any New Water Facilities, Tenant’s reasonable business judgment with respect to the construction of the New Water Facilities shall govern.

(f)            Notification Regarding New Wastewater Facilities.  Tenant shall provide Landlord and Landlord’s consultants with an opportunity to meet and confer with Tenant regarding the cost, design, construction and reasons for any New Wastewater Facilities.  Tenant shall use those Landlord suggestions which Tenant, in its reasonable business judgment, believes may be utilized; provided, however, that in the event of a disagreement regarding the cost, design, or prudence of any New Wastewater Facilities, Tenant’s reasonable business judgment with respect to the construction of the New Wastewater Facilities shall govern.

(g)           RO Facility.  Tenant may, i Tenant’s sole discretion, construct an RO Facility to treat water extracted under the Water Rights.  Landlord shall not be entitled to receive water Tenant treats at the RO Facility unless Landlord contributes capital as described herein toward such facility or expansion of the RO Facility, either in advance of RO Facility construction or expansion as set forth in this Subsection or, if Tenant has already constructed the RO Facility and Tenant, in Tenant’s sole discretion, determines the RO Facility has sufficient capacity at a later time to process water requested by Landlord for Landlord’s uses, Landlord contributes its prorata share of prior operating, maintenance, and capital expenditures made by Tenant for the RO Facility.  The ratio for establishing Landlord’s “prorata share” shall be determined by dividing the amount of water Landlord desires to have treated at the RO Facility on an annual basis by the sum of the average annual amount of water treated at the RO Facility for Tenant’s uses for the preceding three (3) years and the amount of water Landlord desires to have treated at the RO Facility on an annual basis. If three full years of Tenant RO Facility use data is not available to calculate Landlord’s estimated use ratio, then Tenant shall make the calculation using two years of data, if available, or one year of data if not.  If there is not one full year of Tenant use data available to calculate Landlord’s use ratio, then the Tenant shall make the calculation by estimating Tenant’s total RO Facility use for one full year. Landlord’s prorata share shall then be determined by multiplying the ratio as determined herein by all costs incurred by Tenant for design, permitting, construction, operation, and maintenance through the date Landlord requests that Tenant deliver water treated at the RO Facility, and summing that resulting amount with annual overhead charges of ten percent (10%) and an annual return on employed capital of fifteen percent (15%).

(i)            No Reserved Capacity for Reliant Water.  If Landlord desires that Tenant’s initial RO Facility construction provide sufficient capacity to satisfy Landlord’s Reserved Water Rights absent any additional Reliant Water that becomes part of Landlord’s Reserved Water Rights in the event of a full or partial termination of the Reliant Water Agreement (42.5 acre-feet of annual consumption), Landlord shall pay to Tenant, subject to the construction control Account provisions set forth within Subsection 13.7(b), if applicable, five and seven tenths percent (5.7%) of Tenant’s estimated costs of design, construction, and permitting of such RO Facility in advance of construction.

(ii)           Reservation of Capacity for Reliant Water.  Should Landlord desire that Tenant construct an RO Facility with sufficient capacity to satisfy Landlords’ Reserved Water Rights including any additional Reliant Water that becomes part of Landlord’s Reserved Water Rights in the event of a full or partial termination of the Reliant Water Agreement, Landlord shall pay to Tenant, subject to the construction control Account provisions set forth within Subsection 13.7(b), if applicable, 28.7% of Tenant’s estimated costs of design, construction, and permitting of such RO Facility in advance of construction.

(iii)         Later Expansion of Capacity.  Should Landlord desire to wait until after the construction of an RO Facility by Tenant and then, at some later time, desire to use some of Landlord’s Reserved Water Rights to obtain water which must be processed through a reverse osmosis process, Landlord may request that Tenant construct or cause to be constructed the necessary expansion of the RO Facility to accommodate Landlord’s request.  Tenant shall only be obligated to make such expansion following the payment by Landlord in advance of the construction of any such expansion the estimated costs of design, construction, and permitting of such expansion of the RO Facility, together with an administrative fee of ten percent (10%) of the total project cost. Landlord shall pay such estimated costs to Tenant, subject to the construction control Account provisions set forth within Subsection 13.7(b), if applicable, and Tenant with reasonable diligence shall cause to be designed and constructed such expansion of the RO Facility; provided, however, Tenant shall be under no obligation to expand the RO Facility if and to the extent Tenant, in exercising Tenant’s good faith discretion, believes such expansion will interrupt or interfere with then-existing RO Facility operations.

5.9           Water Delivery and Metering.  Tenant shall meter water deliveries to Landlord at the Point(s) of Delivery and shall, subject to Shortfall and Priority limitations set forth in Section 13.4(f) and provided there is sufficient Water Facilities capacity in place, also provide to Landlord such portion of the Water Facilities capacity as required to deliver Landlord’s Reserved Water Rights or a portion thereof (“Water Facilities Capacity Right”).  Landlord shall be solely responsible for the construction and maintenance of any water delivery and supply facilities necessary to convey water from a Point of Delivery to any point of use within the Remaining Property, except that Tenant has the right to inspect and approve the connection to the Water Facilities at the Point of Delivery and the connection for discharge.  The meter (or meters) at the Point (or points) of Delivery (the “Water Meter”) shall be owned by Tenant and utilized by Tenant and Landlord to determine the amount of Landlord’s usage of the Landlord’s Reserved Water Rights as provided in Section 13.11 and for purposes of establishing the consideration for operation of the Water Facilities to be paid by Landlord to Tenant, as set forth below.  The Water Meter shall be recalibrated at Tenant’s direction by a qualified technician at least once every five years.

5.10         Calculation of Water Facilities Assessment and Water Facilities Operational Costs.  In consideration of Tenant providing the Water Facilities Capacity Right to Landlord and Tenant’s undertakings hereunder, Landlord shall pay to Tenant both the Water Facilities Assessment and Water Facilities Operational Costs as described below.

(a)           Water Facilities Assessment In exchange for such Water Facilities Capacity Right, Landlord agrees to pay an annual Assessment (the “Water Facilities Assessment”), calculated as set forth below:

(i)            Calculation of Water Facilities Assessment.  For the purpose of calculating the Water Facilities Assessment, Tenant shall in good faith ascertain which of Tenant’s water system components are necessary or which provide a material benefit to Landlord in the delivery of the Landlord’s Reserved Water Rights water to Landlord, which components shall, at that time, constitute the “Assessed Water Facilities.”  The Water Facilities Assessment shall reflect Landlord’s pro rata share (determined as set forth below) of the current “Depreciated Replacement Cost” (i.e., the current replacement cost of the subject component less the product of (a) the quotient arrived at by dividing such cost by the component’s estimated actual useful life, and (b) the number of years the component has been in service) of each component of the Assessed Water Facilities divided by the remaining estimated actual useful life of the components of the Assessed Water Facilities.  The description of the Assessed Water Facilities and the components included therein may be adjusted from time to time as required by modifications to the Water Facilities.  The lives for the components will only be adjusted downward based upon the passage of time and such lives for additional components will be determined when included in the calculation of the Water Facilities Assessment.  The Depreciated Replacement Cost of components which have been replaced or removed shall be excluded from the calculation of Water Facilities Assessment.

(ii)           Calculation of Pro Rata Share.  Landlord’s pro rata share for the purpose of computing the Water Facilities Assessment shall be calculated on the basis of Landlord’s extractive water usage for the immediately preceding calendar year as a percentage of the total water extracted by the Tenant pursuant to the Water Rights during the same calendar year; provided, however, that for the first calendar year following the Initial Delivery, Landlord’s pro rata share shall be based on Landlord’s projected use for that calendar year.

(iii)         Payment Schedule.  Landlord’s Water Facilities Assessment shall be paid in equal installments due on the first day of each month.  Any Water Facilities Assessment not received by Tenant when due will result in a delinquency charge equal to six percent (6%) of the delinquent amount, compounded monthly.  The Water Facilities Assessment shall be recalculated every five full years following the Initial Delivery (excluding any partial initial year) pursuant to the procedure set forth in Subparagraph (iv), below, and shall be adjusted on an annual basis commencing with the second full year after Initial Delivery to reflect changes in Landlord’s actual pro rata share as defined above based upon water usage during the preceding calendar year, and shall also be subject to an annual adjustment (“Index Adjustment”) pursuant to the procedure set forth in Subsection 4.3 of the Lease, provided that the “Base Assessment” for such purpose shall be the Water Facilities Assessment for the first full calendar year of each and every five (5) year adjustment period.

(iv)          Adjustment of Assessment Amounts. Tenant shall adjust in good faith the Water Facilities Assessment once every five years after the Initial Delivery (each such five year period being referred to hereinafter as a “Cost Period”) to reflect changes in the components of the Assessed Water Facilities and to account for changes in the Depreciated Replacement Cost of the Assessed Water Facilities components.  The first Cost Period will include any partial year after the Initial Delivery in addition to the subsequent five full years, and shall continue until the end of the fifth full calendar year thereafter.  Each adjustment will be effective on July 1 of the first year following the end of any Cost Period (“Adjustment Date”).  During the first three months following the end of any Cost Period, Tenant shall in good faith adjust the amounts for the successive Cost Period for the Water Facilities Assessment.  Such adjusted amounts shall take into account the Depreciated Replacement Cost of the Assessed Water Facilities components as the Assessed Water Facilities are then configured.

(b)           Water Facilities Operational Costs.  The parties acknowledge that Tenant’s operation of the Assessed Water Facilities involves various costs, including, hut not limited to, costs of energy, direct administration, accounting, compliance, consultants, chemicals, direct labor costs, insurance, operation and maintenance, and similar day-to-day costs of operating the Assessed Water Facilities (“Water Facilities Operational Costs”). Water Facilities Operational Costs shall be expressed per 1000 gallons of water produced by Tenant.  Landlord will be responsible for the actual Water Facilities Operational Costs based upon Landlord’s actual metered use as measured at the Point of Delivery to Landlord as provided in Subsection 13.10(e), below.

(c)           Water Facilities Operational Costs; Rate and Invoicing.  The Water Facilities Operational Costs Rate shall be One Hundred Twenty-Five percent (125%) of the average of the Las Vegas Valley Water District’s published threshold rates for domestic users, which the Parties believe is a good faith estimate of the actual costs incurred by Tenant to deliver water pursuant to this Lease.  On the first day of each month, Tenant will read the Water Meter and determine the amount of water Landlord used during the preceding month.  Tenant will provide to Landlord by the tenth (10th) day of each month a statement showing the number of gallons used by Landlord during the preceding month, the applicable rate per 1000 gallons, and the resulting calculation of Landlord’s total monthly Water Facilities Operational Costs (“Monthly Statement”).  Landlord shall pay Tenant such calculated monthly Water Facilities Operational Costs on or before the first day of the succeeding month.

(d)           Water Facilities Assessment and Operational Costs Payments; Delinquency Charge and Rents Offsets.  Any Water Facilities Assessment or Water Facilities

Operational Cost not received by Tenant when due will result in a delinquency charge equal to six percent (6%) of the delinquent amount, compounded monthly. In the event Landlord’s Water Facilities Assessment or Water Facilities Operational Costs obligation shall be in arrears for sixty (60) days or greater at the time any Tenant Rents become due under the Lease, Tenant may, without notice of default under Section 17, offset such Rents by the total amount of Water Facilities Assessments and Water Facilities Operational Costs then due and owing, together with applicable delinquency charges.

(e)           Effect of Reverse Osmosis Costs.  In the event Tenant constructs an RO Facility, Tenant may adjust the Water Facilities Operational Costs Rate to account for additional costs necessary to operate and maintain the RO Facility.

5.11         Calculation of Landlord Consumptive Use.  Landlord consumptive use shall be calculated by summing the following:  (i) the amount of water Landlord takes as Effluent, if any; (ii) the amount of Fresh Water Landlord consumes, if any (calculated by subtracting from the amount of Fresh Water delivered to Landlord at the Water Meters the amount of wastewater Landlord returns to the Wastewater Facilities through the Wastewater Meters); and (Hi) the amount of water consumed by basin losses owing to Landlord’s uses, if any (calculated by multiplying then existing, State Engineer approved, basin loss and evaporation factors by the amount of water Landlord returns to the Wastewater Facilities through the Wastewater Meters less any amounts taken by Landlord as Effluent).  Tenant shall install any necessary meters to make the calculations required herein, and the costs for such Facilities shall be born exclusively by Landlord as provided in Section 13.8.

5.12         Monitoring Rights.  Tenant agrees to make, upon not less than three (3) days notice, reasonable accommodations to Landlord during normal business hours to allow Landlord the right to inspect the Facilities.

5.13         Mutual Indemnities with Respect to the Delivery and Use of Water:

(a)           Tenant will not be liable for any damage or injury to Landlord, Landlord’s business, or Landlord’s property, or to Landlord’s tenants or successors-in-title, or their businesses or property resulting in any way from the Quality of the Source Water.  Landlord agrees to defend, indemnify and hold Tenant free and harmless from and against any and all claims, damages, and liabilities of whatever nature in any way arising from or as a result of Tenant’s delivery of water to Landlord pursuant to this Lease; provided, however, that Landlord shall not be required to indemnify and hold harmless Tenant if and to the extent such claims, damages or liabilities arise as a direct result of Tenant’s negligent or willful introduction of Pollutants into water delivered to Landlord under this Lease.

(b)           Tenant agrees to defend, indemnify, and hold Landlord harmless from and against any and all claims, damages, and liabilities of whatever nature, if and to the extent such claims, damages, or liabilities arise out of Tenant’s grossly negligent or willful introduction of Pollutants into water delivered to Landlord pursuant to this Lease.

(c)           Notwithstanding anything contained in this Lease to the contrary, except to the extent Landlord or Tenant introduce unpermitted Pollutants into ground water or extracted water, neither Party shall be liable to the other in any way for the Quality of the Source Water extracted hereunder; provided, however, this provision shall not relieve Landlord of any obligation set forth in Subsection 13.13(a), above.

5.14         Landlord’s Rights in Landlord’s Reserved Water Rights and Tenant’s Rights in Tenant’s Leasehold Water Rights.

(a)           Subject to the terms set forth herein including Tenant’s obligations to fulfill Administrative Requirements, Landlord shall have sole control and authority to direct the application and beneficial use of Landlord’s Reserved Water Rights.

(b)           Tenant, subject to its obligations under this Section 13, shall have the sole control and authority to direct the application and beneficial use of Tenant’s Leasehold Water Rights.

(c)           Upon the written request of Tenant, Landlord agrees that it shall permit Tenant’s Leasehold Water Rights, subject to Landlord’s rights under Subsection 13.3 of the Lease, to be encumbered by a deed of trust and/or security agreement in favor of Tenant’s Leasehold Mortgagee and Landlord shall promptly execute all documents which are reasonable and necessary to effectuate such encumbrance.  Landlord shall not encumber, sell, use, or otherwise dispose of Tenant’s Leasehold Water Rights, except as provided in Subsection 13.23.

5.15         Treatment of Wastewater.

(a)           Tenant’s Obligation to Accept and Treat Wastewater.  Tenant agrees to accept, treat, and dispose of Wastewater generated by Landlord on the same basis and in a manner which does not discriminate in favor of the wastewater generated from Tenant’s own hotels and casinos and other similar facilities at Primm, provided there is, in Tenant’s discretion, sufficient Wastewater Facilities capacity.  Tenant retains the right to reject any wastewater that fails to meet applicable Legal Requirements or specifications necessary to prevent upset or contamination of the Wastewater Treatment Facilities.  Tenant is not acting as a provider of services for the disposal of sewage, but is supplying Landlord with access to waste-water treatment as a matter of accommodation only.  Accordingly, under no circumstance shall Tenant be liable to Landlord, Landlord’s Affiliates, or Landlord’s successors, assigns, tenants, contractors, agents, employees, or invitees for any indirect, special, or consequential damage arising out of any failure by Tenant to accept, treat, and dispose of wastewater generated by Landlord or others consistent with this Lease.

(b)           Notification of Requirement for Wastewater Treatment.  To the extent Landlord desires to initiate delivery of wastewater to Tenant, Landlord shall provide a notice to Tenant that includes at a minimum Landlord’s good faith estimate of the following information:  the amount of wastewater to be delivered, a description of the use of the water and intervening processes prior to proposed delivery, a description of estimated water quality, peak flow rates, and the proposed Point of Discharge (“Point of Discharge”).

(c)           Wastewater Treatment Capacity Right.  If Tenant determines there is sufficient Wastewater Facilities capacity available, Tenant agrees to provide to Landlord a portion of the Wastewater Treatment Facilities capacity, which portion (the “Wastewater

Treatment Capacity Right”) shall be equal to Landlord’s annual metered wastewater flows into the Wastewater Facilities as a percentage of the total annual wastewater inflow into the Wastewater Facilities.  Landlord shall, at its sole cost and expense, construct and maintain wastewater lines and delivery facilities to a metered connection (which meter (or meters) is referred to hereinafter as the “Wastewater Meter”) to Tenant’s Wastewater Treatment Facilities at a location (Point of Discharge) acceptable to both Tenant and Landlord. Landlord and Tenant acknowledge that multiple Points of Discharge may be required to accept Wastewater from different Development Increments on the Remaining Property.  Tenant agrees to make reasonable accommodation to Landlord to accept wastewater at convenient Points of Discharge, provided that Landlord agrees to be solely responsible for the cost of any additional components to the Wastewater Facilities required to deliver wastewater to Tenant’s then existing Wastewater Facilities, and further provided that additional Points of Discharge do not jeopardize the functioning and integrity of the Wastewater Facilities. Landlord shall pay in advance for any New Wastewater Facilities necessary to serve Landlord as provided in Section 13.8(c).  If costs chargeable to Landlord under this Subsection exceed $250,000 or a court of competent jurisdiction finds that Tenant is “insolvent” as such term is defined under the U. S. Bankruptcy Code, Tenant shall use an Account to receive and disburse Landlord’s funds.

(d)           Intentionally left blank.

(e)           Compliance with Laws and Permit Conditions.  Tenant’s Treatment Facility is operated in accordance with Nevada Wastewater Treatment Permit Number NEV9001 including all conditions contained in such permit.  Landlord agrees that in its use of Wastewater Treatment Capacity Rights, it will comply with all federal, state and local statutes, rules, regulations and permit conditions with respect to wastewater discharged by Landlord into the Wastewater Facilities.

5.16         Calculation of Wastewater Treatment Assessment and Operational Costs. In consideration for providing the Wastewater Treatment Capacity Right by Tenant to Landlord and Tenant’s undertakings hereunder, Landlord shall pay to Tenant the Wastewater Treatment Facilities Assessment and Operational Costs as described below.

(a)           Wastewater Facilities Assessment Tenant shall calculate an annual Wastewater Facilities Assessment in the same manner as that dictated for Water Facilities under Subsection 13.10, except that the basis for determining Landlord’s proportionate share of such costs shall be the amount of water Landlord discharges to Tenant as sewage as compared with the amount of water Tenant treats at the wastewater treatment plant. Landlord shall pay the Wastewater Facilities Assessment on the first day of each month.  Any Wastewater Facilities Assessment not received by Tenant when due will result in a delinquency charge equal to six percent (6%) of the delinquent amount, compounded monthly.

(b)           Wastewater Facilities Operational Costs.  The parties acknowledge that Tenant’s operation of the Water Facilities involves various costs, including, but not limited to, costs of energy, direct administration, accounting, compliance, consultants, chemicals, direct labor costs, insurance, operation and maintenance, and similar day-to-day costs of operating the Wastewater Facilities (“Wastewater Facilities Operational Costs”).  Wastewater Facilities Operational Costs shall be expressed per thousand (1000) gallons of water treated by the Wastewater Facilities.  Landlord will be responsible for the actual Wastewater Facilities Operational Costs based upon Landlord’s actual metered discharge as measured at the Wastewater Meter as follows:

(i)            Wastewater Facilities Operational Costs Rate.  The Wastewater Facilities Operational Costs Rate shall be $1.35 per thousand (1000) gallons of water treated by the Wastewater Facilities.  Beginning January 1, 2005, and on January 1 of each year or portion thereof of the Term thereafter, the Wastewater Facilities Operational Costs Rate shall be adjusted by reference to the Consumer Price Index for All Urban Customers - All Items - U.S. City Average (“CPI”), published by the United States Department of Labor, Bureau of Labor Statistics, using as the initial CPI the last published CPI prior to the Effective Date.  The CPI adjustment for any one calendar year shall not exceed eight percent (8%).

(ii)           Wastewater Facilities Operational Costs Payments.  Landlord shall pay to Tenant the Wastewater Facilities Operational Costs set forth above, on a monthly basis, as provided herein. Tenant will read each Wastewater Meter and determine the amount of water Landlord discharged during the preceding month, and provide to Landlord by the tenth (10th) day of each month in the Monthly Statement a calculation showing the volume of Wastewater discharged by Landlord during the preceding month, the applicable rate per 1000 gallons, and the resulting calculation of Landlord’s total monthly Wastewater Facilities Operational Costs.  Landlord shall pay Tenant such calculated monthly Wastewater Facilities Operational Costs on or before the first day of the succeeding month.  Any Wastewater Facilities Operational Costs not received by Tenant when due will result in a delinquency charge equal to six percent (6%) of the delinquent amount, compounded monthly.

(c)           Delinquency Charge and Rents Offsets.  Any Wastewater Facilities Assessment or Wastewater Facilities Operational Cost not received by Tenant when due will result in a delinquency charge equal to six percent (6%) of the delinquent amount, compounded monthly.  In the event Landlord’s Wastewater Facilities Assessment or Wastewater Facilities Operational Costs obligation shall be in arrears for sixty (60) days or greater at the time any Tenant Rents become due under the Lease, Tenant may, without notice of default under Section 17, offset such Rents by the total amount of Wastewater Facilities Assessments and Wastewater Facilities Operational Costs then due and owing, together with applicable delinquency charges.

(d)           Point of Discharge, Metering.  Landlord shall provide and maintain, at Landlord’s sole expense, Wastewater Meter(s) to meter all wastewater discharged to Tenant’s Wastewater Facilities at the Point(s) of Discharge.  Landlord shall recalibrate any Wastewater Meter at least once during the six months immediately following the end each five year period after installation.  Tenant shall have access at all times to all Wastewater Meters for the purpose of reading such Wastewater Meter.

5.17         Maintenance and Inspection of Records.  Tenant shall maintain in its office in Primm, Nevada, or upon written notice to Landlord, at such other location determined by Tenant, complete and accurate records with respect to Facilities operations.  Such records shall at all times be retained and preserved by Tenant for not less than three (3) years, and Landlord shall be afforded an opportunity upon not less than three (3) days notice, through

Landlord’s duly authorized agents, to inspect and make copies of any such records; provided that Landlord shall not conduct such an inspection more than once in any calendar year.

5.18         Landlord Not Obligated to Continue Receiving Service.  Provided Landlord is not in breach of any provision of this Lease, Landlord shall have the right to discontinue Landlord’s receipt of Landlord’s Reserved Water Rights and Landlord’s discharge of sewage to Tenant under this Lease; provided, however, that Landlord must pay the balance of any unrecovered capital expenses or assessments owing Tenant for the Facilities in advance of such termination.

5.19         Intentionally left blank

5.20         Integration.  It is the express intention of the Parties that Landlord’s and Tenant’s rights and obligations stated in this Section 13, as amended, shall be fully integrated with this Lease and shall not be severable from this Lease,

5.21         Notice of Application.  Concurrently with Tenant’s submittal of any application for water or well rights or permits, or Tenant’s obtainment of any well/water permit or certificate, Tenant shall deliver a copy of such applications), permit(s) or certificate(s) to Landlord.

5.22         Water and Utility Company Formation.  In the event it is necessary by order of a regulatory agency, or Landlord and Tenant deem it desirable, to form a utility or water company, or both, for the purpose of providing water and sewer service to the Benefited Property, whether leased to Tenant or not, in order to fulfill the provisions of this Section 13 with respect to Landlord’s rights to receive water and sewer services from Tenant, Landlord and Tenant shall proceed to form such entity as is chosen by them on the following bases:

(a)           The cost of entity formation, regulatory and governmental approval shall be borne by Landlord and Tenant in the same percentages as their ownership interest in such entity as determined pursuant to the terms and provisions of Paragraph (f) of this Subsection 13.22.

(b)           All of the Water Rights and wastewater treatment and discharge permits and licenses then owned by Landlord and Tenant, including, but not limited to, all rights under pending applications therefor, shall be contributed by Landlord and Tenant to such entity;

(c)           All Facilities then existing and servicing the Benefited Property, or which with reasonable addition or modification, could serve such real property, shall be contributed by Tenant to such entity;

(d)           All easement, lease or license rights necessary to support the infrastructure described in Paragraph (c) immediately preceding, or any new infrastructure constructed by such new entity, shall be contributed or granted by Landlord and Tenant, as appropriate; subject, however, to the right of Landlord and Tenant, at their respective cost, to relocate such easements, etc. if such relocation does not significantly increase the cost of the applicable service supported by such relocated easement, etc.;

(e)           Unless agreed to otherwise between Landlord and Tenant in writing, the service area of any such entity shall include only the Benefited Property and such entity shall be committed to serve such properties subject only to the availability of water and Facilities;

(f)            The sole owners of such entity shall be Landlord and Tenant, with their respective ownership, control and management interests determined in accordance with the fair market value of their respective contributions to such entity (see Paragraphs (b), (c) and (d) immediately above) determined by appraisal in a manner similar to that provided for in Subsection 4.4.; and

(g)           The rates charged by such entity, if not regulated by the State of Nevada, shall be in keeping with rates charged by regulated entities providing the same or similar services under as nearly as possible to ascertain similar circumstances.

As to any other matters not specifically provided for in this Subsection 13.22, Landlord and Tenant shall proceed in good faith to determine and accomplish such matters in order to achieve the objectives of this Section 13.

5.23         Water Rights Encumbrances.

(a)           Tenant’s Lenders.  Tenant may grant security interests in or otherwise encumber Tenant’s Leasehold Water Rights (or in the Water Rights if Tenant has obtained ownership of the Water Rights pursuant to Subsection 13.24(b)) to Leasehold Mortgagees without Landlord’s consent provided the Leasehold Mortgagees in such transactions execute recognition, nondisturbance and attornment agreements in a form and substance satisfactory to Landlord, wherein the Leasehold Mortgagees recognize all rights of Landlord under this Lease and agree upon any foreclosure not to disturb Landlord’s Reserved Water Rights, Landlord’s right to use the Facilities under this Lease, and Landlord’s Rights on Termination.

(b)           Rights of Landlord’s Lenders.  Landlord may grant security interests in or otherwise encumber the Water Rights, provided such encumbrances are made expressly subject to Tenant’s rights under the Lease, and the lenders execute and deliver to Tenant subordination and non-disturbance agreements in a form and substance satisfactory to Tenant, wherein the lenders recognize all rights of Tenant under the Lease and agree upon any foreclosure not to disturb Tenant’s Leasehold Water Rights (or the Water Rights if Tenant has obtained ownership of the Water Rights pursuant to Subsection 13.24(b)) or the Facilities.

5.24         Special Landlord Defaults and Tenant Remedies.

(a)           Events of Special Landlord Default.  It shall be an event of default under this Lease if Landlord:  (i) sells, transfers, conveys, pledges, grants a security interest in, or otherwise assigns its rights in the Water Rights, unless:  (a) such transfer, conveyance, pledge, grant or assignment is made expressly subject to the rights of Tenant under this Lease; (b) the assignee thereof executes and delivers a subordination and non-disturbance agreement reasonably acceptable to Tenant; and (c) in the event of any sale, transfer, pledge, or conveyance of any portion of the Water Rights, Landlord simultaneously sells, transfers, pledges, or conveys to the same entity all of Landlord’s right title and interest in the Benefited Property; (ii) interferes in any way with Tenant’s quiet enjoyment of the Water Rights; (iii) takes or acquiesces in any action or matter that jeopardizes the validity or good standing of the Water Rights or fails to take reasonable action if necessary to protect such rights, including informing Tenant of any facts or circumstances of which Landlord is aware that could have a detrimental effect on the Water Rights; (iv) fails to cooperate with Tenant with respect to any action or proceeding involving the Nevada State Engineer; or (v) interrupts or threatens to interrupt Tenant’s full enjoyment of Tenant’s interest in the Water Rights hereunder (together or singularly, a “Special Landlord Default”). Tenant acknowledges that there shall not be a Special Landlord Default in the event Landlord assists with, develops, or otherwise supports the development of infrastructure and resources in connection with a Public Water Supply at Primm, Nevada, nor shall there be a Special Landlord Default in the event Landlord assists with, develops, or otherwise supports the private development of water resources for use at Primm, Nevada; provided that in either event, such development is not dependant upon water: (a) extracted from within Ivanpah Basin #164; or (b) extracted from a source outside of Ivanpah Basin #164 if such extraction outside Ivanpah Basin #164 may affect adversely the quality or quantity of water available within Ivanpah Basin #164 or Tenant’s costs to extract, treat, and deliver water from the Water Rights under this Lease.

(b)           Tenant’s Remedy for Special Landlord Default.  In the event of any Special Landlord Default, and provided Landlord does not, upon receipt of written notice from Tenant to Landlord, take all necessary action to correct such default or eliminate such interruption or threat within thirty (30) days of receipt of such notice, or such shorter period as Tenant reasonably determines (and notifies Landlord of such shorter period) is necessary to protect Tenant’s rights in the Water Rights, and further provided that Tenant is in material compliance with its obligations under the Lease, Tenant shall have the following special remedy, in addition to all other rights and remedies provided by law or otherwise provided in this Lease (and Tenant may resort to such remedies cumulatively or in the alternative):  The right to purchase the Water Rights from Landlord upon the tender to Landlord of One Thousand Dollars ($1,000), which purchase shall be effective immediately upon the making of such tender.  Upon receipt of a tender hereunder, Landlord immediately shall execute and deliver such documents and instruments and take such other action as is necessary to vest in Tenant all right, title, and interest in the Water Rights free and clear of any liens and encumbrances except the Accommodation Agreements, if any, which Tenant shall take subject to, and shall pay all transfer taxes and conveyance fees and costs associated therewith.  In the event Tenant exercises the Water Rights purchase remedy set forth herein, the Parties’ rights and obligations under this Lease and in particularly this Section 13 shall not be affected, and, subject to Tenant’s right to enter into a Tenant Accommodation Agreement as provided by subsection 13.3(a), Tenant shall convey all of Tenant’s right, title, and interest to the Water Rights free and clear of any liens and encumbrances to Landlord upon termination of this Lease.

5.25         Landlord’s Right to Enter into Accommodation Agreements.

(a)           Accommodation Agreements.  Landlord shall have the right to enter into one or more agreements with any Affiliate of Landlord, any tenant of Landlord, any tenant of any Affiliate of Landlord and any party who acquires by purchase, or otherwise, all or any portion of Landlord’s Remaining Property (hereinafter referred to singly as

“Accommodatee” and collectively as “Accommodatees”) wherein Landlord agrees to cause the delivery of, provide for the delivery of, or cause to make available all or any portion of the water from Landlord’s Reserved Water Rights to an Accommodatee or agrees to cause to make available Landlord’s right to utilize the Facilities to an Accommodatee (“Landlord Accommodation Agreement”).  Landlord shall not cause the delivery of, provide for the delivery of, or cause to make available all or any portion of the water from Landlord’s Reserved Water rights to any person except through an Accommodation Agreement.  Upon the request of Landlord, Tenant agrees to acknowledge in writing to each Accommodatee Landlord’s right to enter into such Landlord Accommodation Agreement under this Section 13; provided, however, that any Landlord Accommodation Agreement shall meet the following requirements:

(i)            the agreement is subject to all of the terms and conditions of this Section 13;

(ii)           the agreement does not impose any additional burdens or obligations on Tenant;

(iii)         Landlord shall give written notice of any Landlord Accommodation Agreement to Tenant; and

(iv)          the agreement shall not relieve Landlord of any covenant, condition, or other obligation hereunder, and Tenant shall have no direct obligation to any Accommodatee except to give notice of default as provided below and allow a cure of Landlord’s default subject to the conditions in (b), below.

(b)           Accommodatees’ Protections.  Tenant hereby agrees and acknowledges for the benefit of each Accommodatee that, in the event Landlord fails to cure a default by Landlord under this Section 13 or any other default by Landlord that would permit Tenant to terminate any of Landlord’s rights under this Section 13 (a “Section 13 Default”) within the applicable cure period, Tenant shall provide each Accommodatee written notice (an “Expiration Notice”) that such Section 13 Default has not been cured within the applicable cure period (an “Uncured Default”).  Tenant shall not terminate any right of Landlord under this Section 13, if within fifteen (15) days of Expiration Notice, the Accommodatees:

(i)            Select and authorize in writing an agent to be the sole arid exclusive point of contact with Tenant for the purpose of curing the Section 13 Default (the “Section 13 Default Agent”); and

(ii)           Affect a total cure of the Section 13 Default through the Section 13 Default Agent.

Tenant shall accept performance by the Section 13 Default Agent of any covenant, condition or agreement on Landlord’s part to be performed under Section 13 hereunder with the same force and effect as though performed by Landlord.  Tenant shall not be required to accept performance of any covenant, condition, or agreement, made on behalf of Landlord by any person other than the duly authorized Section 13 Default Agent.

If a Section 13 Default is cured timely by the Section 13 Default Agent, Tenant shall have no further responsibility to the Accommodatees directly, except in the event of an additional Section 13 Default by Landlord.  In the event there are greater than two Uncured Defaults in any calendar year, Tenant, beginning with the third such Uncured Default in the calendar year, may exercise any and all remedies available to Tenant hereunder without providing Expiration Notices to Accommodatees, and the Accommodatees shall have no right to cure such Uncured Default.

6.             No Third Party Beneficiaries.  Except with respect to the limited rights of Accommodatees to receive notice and affect cures of certain defaults hereunder, it is the Party’s intention that no person, other than the Parties hereto, shall inure to any benefit or right set forth in this Lease, and no third-party may enforce any provision hereof.

7.             Amendment to Section 16.  Subsection 16B.1 of the Lease (captioned “Prohibited”) is hereby deleted in its entirety and a new Subsection 16B.1 is hereby added and shall read as follows:

16B.1      Prohibited.  Except for Permitted Transfers, Tenant shall not have the power to, and shall not, transfer, sublet or assign this Lease or the Tenant’s interest in this Lease or in and to the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld.  As used herein, a “Permitted Transfer” shall mean any and all of the following:  (A) the transfers, assignments, hypothecations and mortgages described in Section 16A above, (B) subleases made in the ordinary course of operating the Property as improved from time to time and for the purposes and uses allowed under this Lease, including, without limitation, space leases, rentals of hotel rooms, concessions and similar occupancy agreements, (C) one or more agreements with any Affiliate of Tenant, any tenant of Tenant, any tenant of any Affiliate of Tenant and any party who acquires a possessory interest in, by purchase or otherwise, all or any portion of Tenant’s Fee Land wherein Tenant agrees to cause the delivery of; provide for the delivery of, or cause to make available all or any portion of the water from Tenant’s Leasehold Water Rights for use on Tenant’s Fee Land provided the agreement is subject to all of the terms and conditions of Section 13 of this Lease and the agreement shall not relieve Tenant of any covenant, condition, or other obligation under Section 13 of this Lease, (D) transfers, subleases and assignments to entities wholly owned or controlled by Affiliates of Tenant. Any attempted or purported transfer of this Lease, or the Tenant’s interest in this Lease, or Tenant’s interest in and to the Property under this Lease, in violation of the foregoing and without Landlord’s prior written consent shall be void and confer no rights upon any third person, and at Landlord’s election shall constitute a default.

8.             Amendments to Section 17.

(a)           Amendment to Section 17.1.  Section 17.1 shall be retitled “Tenant Default” rather than “Default.” and shall be amended by replacing Section 17.l(i) with the following:

(i)            Tenant shall have failed to pay any monetary obligation or charge imposed herein within thirty (30) days of the date when due and such failure shall not have been cured within ten (10) days after written notice of said failure to pay has been given to Tenant by Landlord; provided, however, that Tenant may cure such default at any time prior to a termination of this Lease by Landlord or a re-entry by Landlord by paying all rents and other expenses or charges then due together with the legal rate of interest then in effect under Nevada law per annum on the total amount then due, from the date said amount becomes due through the date of payment, inclusive; or. . .

(b)           Amendment to Section 17.2. Section 17.2 shall be retitled “Landlord Remedies for Uncured Tenant Default.”  There shall be a new Landlord Remedy Subsection 17.2(iii) as follows:

(i)            In the event of an uncured breach relating to Section 13 of this Lease by Tenant, Landlord may, subject to the terms of this Lease, pursue against Tenant all rights available to Landlord in law or in equity, including the right of specific performance; provided, however, that if Tenant’s failure under Section 13 is caused by an unexpected pipeline break, well or pump failure, electricity outage or unexpected interruption of supply or other unforeseen event, Tenant shall not be in breach if it notifies Landlord of the problem as promptly as possible thereafter and promptly undertakes such repair and other mitigation measures as necessary to make the Facilities operational. In the event Tenant’s breach relating to Section 13 of this Lease creates an immediate threat to life, public health or safety to Landlord or Affiliates of Landlord, its employees, occupants, or invitees or Tenant has commenced delivery of all or any portion of Landlord’s Reserved Water Rights or has accepted delivery of Landlord’s wastewater then ceases such delivery of water or acceptance of wastewater without justifiable cause and Tenant fails or refuses to diligently cure or diligently commence to cure the breach, Landlord, after notice to Tenant, may enter and operate the Facilities or cause a court-appointed receiver to do the same in order to supply the Landlord’s Reserved Water Rights or such lesser portion thereof as would be available absent discriminating against the extraction, treatment, and delivery of Tenant’s Leasehold Water Rights hereunder, and to accept wastewater discharge until such time as Tenant has cured its breach and provided reasonable assurances of the future performance of its obligations under this Lease.  Landlord’s costs of such performance shall be a component of Landlord’s damages, which Landlord shall have the right to offset against its monetary obligations to Tenant.

(c)           New Section 17.3. There shall be a new Subsection 17.3 added to the Lease as follows:

8.2           Landlord Default.  A breach of this Lease by Landlord shall exist if any of the following events (severally “Landlord Event of Default” and collectively “Landlord Events of Default”) shall occur:

(i)            Landlord shall have failed to pay any monetary obligation or charge imposed herein within thirty (30) days of the date when due and such failure shall not have been cured within (10) days after written notice of said failure to pay has been given by Tenant to Landlord; provided, however, that Landlord may cure such default at any time prior to a termination of this Lease by Tenant by paying all amounts due hereunder, together with the legal rate of interest then in effect under Nevada law per annum on the total amount due from the date said amount becomes due through the date of payment and any applicable interest and delinquency charges; or

(ii)           Landlord shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Landlord, except in the event of any Special Landlord Default where Tenant may notice Landlord of cure periods less than thirty (30) days in length, shall have failed to cure such breach within thirty (30) days after written notice from Tenant where such breach could reasonably be cured within said thirty (30) day period; provided, however, that where such failure (other than in the case of any Special Landlord Default) could not reasonably be cured within said thirty (30) day period, Landlord shall not be in default if Landlord commences a cure within such thirty (30) day period and thereafter continues to make diligent and reasonable efforts to cure such failure as soon as practicable.

(iii)         Landlord shall have assigned its assets for the benefit of its creditors; or

(iv)          A court shall have made or entered any decree or order other than under the bankruptcy law of the United States:

(a)           appointing a receiver, trustee, or assignee of Landlord in bankruptcy or insolvency or for its property; or

(b)           directing the winding up or liquidation of Landlord and such decree or order shall have continued for a period of thirty (30) days.

(b)           New Section 17.4. There shall be a new Section 17.4 added to the Lease as follows:

8.3           Tenant Remedies for Uncured Landlord Default.  In the event Landlord fails to cure any Landlord Event of Default within the applicable cure period, Tenant may exercise, cumulatively or in the alternative, in addition to any and all rights afforded at law or in equity (which rights shall not be limited as a result of the specific provision of a remedy for any particular Landlord Event of Default), the right to offset Rents for any monetary default under Section 13 hereof, and the right to self help as necessary to ensure the allowed uses of Water Rights and Facilities under this Lease.  If and to the extent Landlord’s water uses exceed that allowed hereunder, Tenant may install flow restrictors, meters, valves and other components to enable Tenant to ensure that Landlord does not, absent Tenant’s permission, use more than Landlord’s Reserved Water Rights on an annual basis.  The reasonable cost of all such components added to the Facilities by Tenant in exercising self help rights hereunder, may be used by Tenant to offset Rents.  Furthermore, if and to the extent Landlord’s wastewater discharges violate any permit, condition, or approval, associated with the Wastewater Facilities, constitute an imminent threat to the operation of the Wastewater Facilities, or otherwise create an imminent hazard, Tenant may, in its sole discretion, refuse to accept the non-complying wastewater.

9.             Amendment to Subsection 21.1. Landlord and Tenant hereby acknowledge and agree that the right of first refusal granted to Tenant under Subsection 21.1 of the Lease shall not apply to (1) any transfer, with or without consideration, between or among Landlord and Landlord’s Affiliate or Affiliates of all or any portion of the Benefited Property (collectively a “Related Party Transfer”); (2) any lease of all or any portion of the Benefited Property owned by Landlord or an Affiliate of Landlord provided however if such lease is for gaming activities then Landlord or Landlord’s Affiliate shall comply with Section 5.2 of the Lease; or (3) normal and customary easements granted by or on behalf of Landlord in the Benefited Property in connection with developing the Remaining Property.  Landlord and Tenant acknowledge and agree that any transfer of real property transferred as a Related Party Transfer (which but for the Related Party Transfer would otherwise have been subject to Tenant’s right of first refusal under Subsection 21.1) shall remain subject to Tenant’s right of first refusal under Subsection 21.1 and the Exclusivity Covenant under Subsection 5.2 of the Lease and in the event the Landlord or Landlord’s Affiliate should sell, transfer or otherwise dispose of (excluding any lease for non gaming activities) such real property to a Person who is not the Landlord or an Affiliate of Landlord then such transfer shall be subject to Tenant’s right of first refusal under Subsection 21.1.

10.          Agreement to Execute.  Landlord and Tenant agree to execute, acknowledge and record an Amended Memorandum of Lease in the form and content attached hereto as Exhibit “O”.

11.          Exhibits.  All exhibits referred to herein and attached to this Third Amendment are incorporated herein by reference.

12.          Force and Effect.  The Lease, as amended hereby, shall remain in full force and effect. If and to the extent any terms of this Third Amendment are contrary or inconsistent with terms of the Amended and Restated Ground Lease Agreement, the First Amendment to the Amended and Restated Ground Lease Agreement, or the Second Amendment to the Amended and Restated Ground Lease Agreement, the terms of this Third Amendment shall govern.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment to the Amended and Restated Ground Lease as of the day and year first written above.

LANDLORD:	PRIMM SOUTH REAL ESTATE COMPANY,
a Nevada corporation

	By:	/s/ Janet Primm Rosa
	Its:	President

TENANT:	THE PRIMADONNA COMPANY, a
Nevada limited-liability company

	By:	/s/ Renes West
	Its:	President, COO